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                                                                   EXHIBIT 10.19


                             2ND AMENDMENT TO LEASE

THIS 2ND AMENDMENT TO LEASE (this "2ND AMENDMENT") is made this 7th day of November, 2000 between SPIEKER PROPERTIES, L.P., a California limited partnership, ("LANDLORD"), and BACKWEB TECHNOLOGIES, INC., a Delaware corporation ("TENANT").

     WHEREAS, Landlord and Tenant entered into a Lease dated December 23, 1998, (as amended by the 1st Amendment to Lease -- Expansion dated May 12, 2000, the "LEASE"), for those certain premises located at SUITE 510, 2077 GATEWAY PLACE, San Jose, California (the "PREMISES"), as more fully described in the Lease. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease; and

     WHEREAS, Landlord and Tenant desire to modify the Lease as provided herein.

     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereby mutually agree as follows:

1.   PREMISES:

     The existing Premises of Suite 510 (approximately 3,476 rentable square feet), Suite 550 (approximately 3,204 rentable square feet), and Suite 500 (approximately 10,889 rentable square feet, effective February 1, 2002), shall be expanded to include:

     A. Suite 300 of 2077 Gateway Place, San Jose, California, which is deemed to consist of approximately 16,797 rentable square feet, for a total rentable square footage of 23,477 effective March 1st, 2001, and a total rentable square footage of 34,366 effective February 1, 2002.

2.   TERM:

     It is intended that the Lease for Suites 510, 550, 500 and 300 shall all expire on January 31, 2007. Therefore, the Term of the Lease for Suite 300 shall be for seventy-one (71) months, commencing March 1, 2001 and expiring January 31, 2007.

3.   RENTAL:

     The rental schedule for Base Rent each month shall be as follows:

                   Suite 510   Suite 550   Suite 500   Suite 300    Total
                   ---------   ---------   ---------   ---------    -----
3/1/01 - 1/31/02    9,316.00   10,349.00          0     83,145.00   102,810.00/m.
2/1/02 - 4/30/02    9,316.00   10,862.00   36,914.00    87,386.00   144.478.00/m.
5/1/02 - 1/31/03   11,783.00   10,862.00   36,914.00    87,386.00   146,945.00/m.
2/1/03 - 1/31/04   12,375.00   11,406.00   38,765.00    91,839.00   154,385.00/m.
2/1/04 - 1/31/05   13,000.00   11,983.00   40,725.00    96,515.00   162,223.00/m.
2/1/05 - 1/31/06   13,660.00   12,592.00   42,794.00   101,425.00   170,471.00/m.
2/1/06 - 1/31/07   14,355.00   13,233.00   44,972.00   106,580.00   179,140.00/m.

4.   OPERATING EXPENSES:

     In addition to the Base Rent, Tenant shall pay Operating Expenses in accordance with Paragraph 7 of the Lease. Estimated Operating Expenses for the year 2001 are approximately $0.80 per rentable square foot. As such, initial Estimated Operating Expenses for Suite 300 are approximately $13,438.00 per month.
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5.    SECURITY DEPOSIT:

Tenant shall increase the security deposit as follows:

                                        By:           From:           To:
Upon execution of this Amendment:  $1,400,000.00  $  103,971.00  $1,503,971.00
On or before February 1, 2002:     $  896,029.00  $1,503,971.00  $2,400,000.00

6.    LETTER OF CREDIT:

      At Landlord's sole discretion, but without obligation, Tenant may request a portion of the March 1, 2001 security deposit increase to be provided in the form of a Letter of Credit, according to the following provisions:

      A. DELIVERY OF LETTER OF CREDIT. In lieu of depositing an increased cash security deposit with Landlord, Tenant may, on execution of this Lease Amendment #2, elect to deliver to Landlord and cause to be in effect during the remainder of the Lease Term an unconditional, irrevocable letter of credit ("LOC") in the amount of $300,000.00 for a portion of the increased Security Deposit in this Lease Amendment #2, as it may be increased as provided in this Amendment and the Lease (the "LOC AMOUNT") for an initial term extending 30 days beyond the expiration date of this Lease Amendment #2 or any extension thereto. The LOC shall be in a form acceptable to Landlord and shall be issued by an LOC bank selected by Tenant and acceptable to Landlord. The text of the LOC shall expressly state that the LOC shall survive the termination of this Lease. An LOC bank is a bank that accepts deposits, maintains accounts, has a local office that will negotiate a letter of credit, and the deposits of which are insured by the Federal Deposit Insurance Corporation. Tenant shall pay all expenses, points, or fees incurred by Tenant in obtaining the LOC. The LOC shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant without the prior written consent of Landlord. Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Project, the Building and in this Lease and Tenant agrees that in the event of any such transfer or mortgage, Landlord shall have the right to transfer or assign the LOC and/or the LOC Security Deposit (as defined below) to the transferee or mortgagee, and in the event of such transfer, Tenant shall look solely to such transferee or mortgagee for the return of the LOC and/or the LOC Security Deposit. Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm Landlord's transfer or assignment of the LOC Security Deposit and/or the LOC to such transferee or mortgagee.

      B. REPLACEMENT OF LETTER OF CREDIT. Tenant may, from time to time, replace any existing LOC with a new LOC if the new LOC (a) becomes effective at least thirty (30) days before expiration of the LOC that it replaces; (b) is in the required LOC amount; (c) is issued by the LOC bank acceptable to Landlord; and (d) otherwise complies with the requirements of this Paragraph 6.

      C. LANDLORD'S RIGHT TO DRAW ON LETTER OF CREDIT. The LOC shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term. The LOC shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant without the prior written consent of Landlord. Landlord shall hold the LOC as security for the performance of Tenant's obligations under the Lease. If, after notice and failure to cure within any applicable period provided in this Lease, Tenant defaults on any provision of this Lease, Landlord may, without prejudice to any other remedy it has, draw on all or any portion of the LOC necessary to (a) pay Rent or other sum in default; (b) pay or reimburse Landlord for any amount that Landlord may spend or
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          become obligated to spend in exercising Landlord's rights under
          Paragraph 30 of the Lease (Right of Landlord to Perform Tenant's Covenant); and/or (c) compensate Landlord for any expense, loss, or damage that Landlord may suffer because of Tenant's default. The use, application or retention of the LOC, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law, it being intended that Landlord shall not first be required to proceed against the LOC and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. If Tenant fails to renew or replace the LOC at least thirty (30) days before its expiration, Landlord may, without prejudice to any other remedy it has, draw on the entire amount of the LOC.

     D. LOC SECURITY DEPOSIT. Any amount of the LOC that is drawn on by Landlord but not applied by Landlord shall be held by Landlord as a security deposit (the "LOC SECURITY DEPOSIT") in accordance with Paragraph 19 of the Lease.

     E. RESTORATION OF LETTER OF CREDIT AND LOC SECURITY DEPOSIT. If Landlord draws on all or any portion of the LOC and/or applies all or any portion of such draw, Tenant shall, within give (5) business days after demand by Landlord, either (a) deposit cash with Landlord in an amount that, when added to the amount remaining under the LOC and the amount of any LOC Security Deposit, shall equal the LOC Amount then required under this Paragraph 6; or (b) reinstate the LOC to the full LOC Amount, and Tenant's failure to do so shall be a default under this Lease.

     If Tenant elects to have Landlord review Tenant's then-current audited financial statements, Landlord is obligated in no way to decrease Tenant's security deposit.

7.   TENANT'S PROPORTIONATE SHARE:

     Tenant's Proportionate Share of the Building for Suite 300 shall be 22.25%, for a total Proportionate Share of 31.09% effective March 1st, 2001, and a Proportionate Share of 45.51% effective February 1, 2002.

8.   TENANT IMPROVEMENTS:

     Tenant shall accept Suite 300 in "as-is" condition. However, Landlord shall replace the carpet within the suite with building-standard carpet, and paint all paint-grade walls with building standard latex materials.

9.   PARKING:

     Notwithstanding the provisions of Paragraph 37 of the Lease, Landlord will be implementing parking charges by the end of 2001. Tenant shall pay to Landlord (or Landlord's parking contractor, if so directed in writing by Landlord), as Additional Rent hereunder, the monthly charges established from time to time by Landlord for parking in such parking areas. Such parking charges shall be payable in advance with Tenant's payment of Base Rent. No deductions from the monthly parking charge shall be made for days on which the Tenant does not use any of the parking spaces entitled to be used by Tenant.

Except as expressly modified above, all terms and conditions of the Lease remain in full force and effect and are hereby ratified and confirmed.

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     IN WITNESS WHEREOF, the parties hereto have entered into this 2nd Amendment to Lease as of the date first written above.

LANDLORD:                            TENANT:

Spieker Properties, L.P.,            BackWeb Technologies, Inc.
a California limited partnership     a Delaware corporation

By: Spieker Properties, Inc.,        By:  /s/ CHRIS MARSHALL
    a Maryland corporation                ----------------------
    its General Partner                   Chris Marshall

                                     Its: Vice President Finance
                                          ----------------------

By: /s/ JOHN W. PETERSEN
     ----------------------
     John W. Petersen

Its: Senior Vice President
     ----------------------